Exhibit 99.1

Filed by Aviragen Therapeutics, Inc.

Pursuant to Rule 425 under the Securities Act of 1933, as amended

And deemed filed pursuant to Rule 14a-12

Of the Securities Exchange Act of 1934, as amended

Subject Company: Aviragen Therapeutics, Inc.

Commission File No. for Registration

Statement on Form S-4: 333-222009

PRESS RELEASE

IMMEDIATE RELEASE

Aviragen Board Of Directors Unanimously Recommends That Stockholders Vote FOR

The Proposed Merger With Vaxart

Transaction Creates a Leading Vaccine Company and Maximizes Value for Aviragen Stockholders

Updated Investor Presentation Filed with Securities and Exchange Commission and Posted to Aviragen Website

ATLANTA, Jan. 11, 2018 (GLOBE NEWSWIRE) – Aviragen Therapeutics, Inc. (NASDAQ:AVIR) today reiterated its support of the pending merger with Vaxart, Inc., which was unanimously approved by the Aviragen Board of Directors.

In reiterating its support for and recommending that Aviragen stockholders vote in favor of the proposed merger with Vaxart at the special meeting of stockholders on February 6, 2018, the Company notes that:

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The transaction maximizes the value of Aviragen: Based on the valuations of a selected set of publicly traded vaccine companies, Vaxart’s estimated potential valuation prior to the merger is approximately $158 million. Based on the ownership structure in the transaction, this would imply a value of the combined company at $264 million, with the potential value of Aviragen in the merger being $106 million, a significant improvement in value compared to Aviragen’s current market capitalization of approximately $23 million[i].

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Aviragen stockholders will have the opportunity to participate in the significant upside potential of the merger: The combined company will be focused on developing Vaxart’s oral recombinant vaccines and Aviragen’s direct-acting antivirals to treat infections that have limited therapeutic options. Vaxart’s oral tablet vaccines have the potential to become major products in the worldwide vaccine market. In a head-to-head comparison with a leading injectable influenza vaccine, Vaxart’s oral tablet vaccine delivered clinical proof of efficacy and an excellent safety profile that significantly de-risks the platform. Further, the combined company will be well-financed to achieve value creating milestones that include efficacy data from Aviragen’s BTA074 HPV Phase 2 data, Vaxart’s Phase 2 norovirus vaccine data, and the filing of additional INDs for new programs. Together, Aviragen and Vaxart will be poised to create meaningful value for stockholders in the near- and long-term.

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Aviragen’s Board conducted a thorough process that included an extensive review of strategic alternatives: The Company’s Board formed an independent transactions committee that evaluated a number of options, including a business combination or strategic merger, in-licensing clinical stage programs, acquisitions, liquidation or other transactions that would complement Aviragen’s current assets. Ultimately the Board – at the recommendation of the transactions committee – accepted Vaxart’s offer as Aviragen’s directors unanimously agreed that it was in the best interest of the Company’s stockholders. Aviragen notes that, compared to other unrealistic estimates that have been previously assumed by others, the realistic liquidation value of the Company was estimated at only $22.4 million – or $0.58 per share – as of October 31, 2017. More importantly, in a liquidation, there can be no assurances as to the actual amount or timing of available cash left to distribute to stockholders after paying debts, other obligations and setting aside funds for reserves.

Aviragen Therapeutics   ●   2500 Northwinds Parkway, Suite 100   ●   Alpharetta, GA 30009   ●   Tel: (678) 221-3343

EACH VOTE IS IMPORTANT – PLEASE VOTE FOR THE PROPOSED MERGER WITH VAXART TODAY

Each vote is extremely important, no matter how many or how few shares are owned. The affirmative vote of the holders of a majority of the shares of Aviragen common stock properly cast at the Aviragen special meeting, presuming a quorum is present, is required to approve the proposed merger. Aviragen shareholders of record at the close of business on January 2, 2018 are entitled to vote at the special meeting. Please take a moment to vote FOR the proposals necessary to approve the proposed merger today – by telephone, by Internet or by signing, dating and returning the proxy received with the proxy statement.

Stockholders who have any questions or need assistance voting their shares should contact Aviragen’s proxy solicitor, D.F. King & Co., Inc., toll-free at (800)-967-5074.

Updated Investor Presentation Filed with SEC and Posted to Aviragen’s Website

Aviragen has filed an updated investor presentation with the U.S. Securities and Exchange Commission (“SEC”) in order to provide all stockholders with additional information associated with the proposed merger with Vaxart. The presentation is available on the SEC’s website at www.sec.gov and the investor relations section of the Company’s website at www.aviragentherapeutics.com.

Advisors

Stifel, Nicolaus & Company, Incorporated is acting as financial advisor to Aviragen, and Dechert LLP is serving as legal counsel to Aviragen. Cooley LLP is serving as legal counsel to Vaxart.

About Aviragen Therapeutics

Aviragen Therapeutics is focused on the discovery and development of the next generation of direct-acting antivirals to treat infections that have limited therapeutic options and affect a significant number of patients globally. It has three Phase 2 clinical stage compounds: BTA074 (teslexivir), an antiviral treatment for condyloma caused by human papillomavirus types 6 and 11; vapendavir, a capsid inhibitor for the prevention or treatment of rhinovirus (RV) upper respiratory infections; and BTA585 (enzaplatovir), a fusion protein inhibitor in development for the treatment of respiratory syncytial virus infections. Aviragen also receives royalties from marketed influenza products, Relenza® and Inavir®. For additional information, please visit www.aviragentherapeutics.com.

Aviragen Therapeutics   ●   2500 Northwinds Parkway, Suite 100   ●   Alpharetta, GA 30009   ●   Tel: (678) 221-3343

Aviragen Therapeutics® is a registered trademark. Relenza® is a registered trademark of GlaxoSmithKline Pharmaceuticals, Ltd., and Inavir® is a registered trademark of Daiichi Sankyo Company, Ltd.

About Vaxart

Vaxart is a clinical-stage company developing a range of oral recombinant vaccines based on its proprietary delivery platform. Vaxart vaccines are administered using convenient room temperature-stable tablets that can be stored and shipped without refrigeration and eliminate risk of needle-stick injury. Its development programs are oral tablet vaccines designed to protect against norovirus, seasonal influenza and respiratory syncytial virus (RSV), as well as a therapeutic vaccine for human papillomavirus (HPV), Vaxart's first immuno-oncology indication. For more information, please visit www.vaxart.com.

Forward Looking Statements

This press release contains forward-looking statements about Aviragen Therapeutics, Inc. and Vaxart Inc., and their respective businesses, business prospects, strategy and plans, including but not limited to statements regarding the estimated value of the combined company; anticipated preclinical and clinical drug development activities, timelines and market opportunities; the combined company being well-funded to advance its programs; and the combined company’s ability to generate near and long term value for stockholders. All statements other than statements of historical facts included in this press release are forward looking statements. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be,” and any similar expressions or other words of similar meaning are intended to identify those assertions as forward looking statements. These forward looking statements involve substantial risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation: the risk that the conditions to the closing of the merger are not satisfied, the failure to timely or at all obtain stockholder approval for the merger; uncertainties as to the timing of the consummation of the merger and the ability of each of Aviragen and Vaxart to consummate the merger; risks related to Aviragen’s ability to correctly estimate its operating expenses and its expenses associated with the merger; risks related to the market price of Aviragen’s common stock relative to the exchange ratio; the ability of Aviragen or Vaxart to protect their respective intellectual property rights; competitive responses to the merger; unexpected costs, charges or expenses resulting from the merger; and potential adverse reactions or changes to business relationships resulting from the announcement or completion of the merger. The vaccine candidates that Vaxart develops may not progress through clinical development or receive required regulatory approvals within expected timelines or at all. In addition, future clinical trials may not confirm any safety, potency or other product characteristics described or assumed in this press release and such vaccine candidates may not successfully commercialized. Additional factors that may cause actual results to differ materially from such forward looking statements include those identified under the caption “Risk Factors” in the documents filed by Aviragen with the Securities and Exchange Commission from time to time, including its Proxy/Prospectus on Form S-4, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except to the extent required by applicable law or regulation, neither Aviragen nor Vaxart undertakes any obligation to update the forward-looking statements included in this press release to reflect subsequent events or circumstances.

Aviragen Therapeutics   ●   2500 Northwinds Parkway, Suite 100   ●   Alpharetta, GA 30009   ●   Tel: (678) 221-3343

Additional Information About the Merger and Where to Find It

In connection with the proposed strategic merger, Aviragen and Vaxart have filed relevant materials with the Securities and Exchange Commission, or the SEC, including a registration statement on Form S-4, as amended, that contains a prospectus and a joint proxy statement. Investors may obtain the proxy statement/prospectus, as well as other filings containing important information about Aviragen, Vaxart and the merger, free of charge at the SEC’s web site (www.sec.gov). In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Aviragen by directing a written request to: Aviragen Therapeutics, Inc. 2500 Northwinds Parkway, Suite 100, Alpharetta, GA 30009, Attention: Corporate Secretary or delivered via email to investors@aviragentherapeutics.com. Investors and security holders are urged to read the proxy statement/prospectus and the other relevant materials before making any voting or investment decision with respect to the merger.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in the Solicitation

Aviragen and Vaxart and their respective directors and officers and certain of their other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Aviragen in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the merger are included in the proxy statement/prospectus referred to above. Additional information regarding the directors and executive officers of Aviragen is also included in Aviragen’s Annual Report on Forms 10-K for the year ended June 30, 2017, filed with the SEC on September 1, 2017, and the Form 10-K/A filed with the SEC on October 20, 2017. These documents are available free of charge from the sources indicated above.

Contacts

Mark Colonnese

Executive Vice President and Chief Financial Officer

Aviragen Therapeutics, Inc.

(678) 221-3381

mcolonnese@aviragentherapeutics.com

Beth DelGiacco

Stern Investor Relations, Inc.

(212) 362-1200

beth@sternir.com

Kristian Klein

D.F. King & Co., Inc.

(212) 232-2247

Winnie Lerner / Nick Leasure

Finsbury

(646) 805-2855

i Based on Aviragen’s closing share price on January 11, 2018.

Aviragen Therapeutics   ●   2500 Northwinds Parkway, Suite 100   ●   Alpharetta, GA 30009   ●   Tel: (678) 221-3343